                                                                Exhibit (a)(120)

               PEOPLESOFT COMMENTS ON EUROPEAN COMMISSION DECISION


PLEASANTON, CALIF. - OCTOBER 26, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) today announced that its Board of Directors will review in due course the implications of today's decision by the European Commission regarding Oracle Corporation's (Nasdaq: ORCL) proposed acquisition of PeopleSoft.

The Company stated that PeopleSoft's Board has carefully considered and unanimously rejected each of Oracle's offers, including its current offer of $21.00 per share. On May 25, 2004, the Board concluded that the current offer was inadequate and did not reflect PeopleSoft's real value. The Board received the opinions of Citigroup Global Markets Inc. and Goldman, Sachs & Co. that the $21.00 per share offer was inadequate from a financial point of view.

PeopleSoft continues to demonstrate strong top-line and bottom-line performance with solid profits and cash flow, and low DSO. The Company announced strong third quarter financial results with license revenue of $161 million and strong earnings per share, both of which exceeded consensus estimates. For the quarter, PeopleSoft reported total revenue of $699 million, a record for PeopleSoft and an increase of 12 percent over the prior year. The Company anticipates sequential growth in license revenue, pro forma and GAAP earnings per share in the fourth quarter. The Company continues to demonstrate strong sales execution and enters the fourth quarter with a robust pipeline.

PeopleSoft claims compensatory damages of more than $1 billion plus punitive damages in the Company's lawsuit against Oracle, which is scheduled to go to trial before a jury in Oakland, California, on January 10, 2005. PeopleSoft's complaint alleges that Oracle has engaged in unfair business practices, including a deliberate campaign to mislead PeopleSoft's customers and disrupt its business.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

ABOUT PEOPLESOFT

PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

IMPORTANT ADDITIONAL INFORMATION

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often included use of the future tense, words such as "will", "intends", "anticipates", expects", and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to PeopleSoft's anticipated license revenue and earnings per share in the fourth quarter and the lawsuit against Oracle scheduled to go to trial in January 2005. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft's business arising from the Oracle tender offer; the Company's ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q.

CONTACTS

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com